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Exhibit 23.3

Independent Auditors' Consent

The Board of Directors
Monolithic System Technology, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-64302) on Form S-8 of Monolithic System Technology, Inc. of our report dated March 8, 2002, with respect to the balance sheets of ATMOS Corporation as of January 31, 2002 and 2001, and the related statements of operations and cash flows for each of the years in the two-year period ended January 31, 2002, which report appears in the Form 8-K/A of Monolithic System Technology, Inc. dated November 13, 2002.

Our report dated March 8, 2002 contains a Comment by Auditors for U.S. Readers on Canada-U.S. Difference that is included because, as disclosed in Note 1 (a) to the statements, the Company has incurred losses for the year, generated negative cash flow from operations for the year, and expects to incur further operating losses and has no lines of credit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Ottawa, Canada
November 13, 2002

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  Exhibit 23.3
Independent Auditors' Consent